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                                                                     Exhibit 8.2

                             [Form of Tax Opinion]

                               A. TIMOTHY SCOTT


         Senior Vice President and Tax Counsel of Public Storage, Inc.
                    701 Western Ave. Glendale, CA 91201
                          (818) 244-8080 x286 (voice)
                              (818) 548-9288 (fax)


                               January 21, 1999

Public Storage, Inc.
701 Western Avenue
Glendale, California  91201

                            Re:  Storage Trust Merger -- Tax Opinion
                                 -----------------------------------
Ladies & Gentlemen:

          As Senior Vice President and Tax Counsel of Public Storage, Inc. ("PSI"), I have examined the registration statement filed by PSI on Form S-4 with the Securities and Exchange Commission on December 8, 1998, as amended through the date of this opinion (File No. 333-68543) (the "Registration Statement"). Unless otherwise defined in this opinion letter, capitalized terms used below have the same meanings as set forth in the Registration Statement. The Registration Statement includes the proxy statement and prospectus relating to the proposed merger of Newco Merger Subsidiary, Inc. ("Merger Sub") (which is a wholly owned subsidiary of PSI) with and into Storage Trust Realty ("Storage Trust") (the "Reverse Merger"), or in the alternative, the proposed merger of Storage Trust into a newly formed, wholly owned subsidiary of Storage Trust ("Maryland Corporate Sub"), followed immediately by the merger of Maryland Corporate Sub into PSI (the "Parent Merger") (the Reverse Merger and the Parent Merger may each be referred to as the "Merger"), pursuant to that certain Agreement and Plan of Merger by and among Storage Trust, PSI, and Merger Sub, dated as of November 12, 1998, as amended (the "Merger Agreement"). In the Merger, each outstanding share of Storage Trust common stock will be converted into the right to receive 0.86 shares of PSI common stock.

          In connection with the Merger, you have requested my opinions that:
(1) the discussion in the Registration Statement under the heading "Material Federal Income Tax Consequences," to the extent that it describes matters of federal income tax law, is correct in all material respects, (2) the Merger will constitute a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that each of Public Storage and Storage Trust will be a party to the reorganization within the meaning of Code Section 368(a), and (3) that PSI is organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") as defined in Code Sections 856 to 860 and its proposed method of operation following the Merger will enable PSI to continue to meet the requirements for qualification as a REIT.

          In preparing this opinion, I examined such documents as I considered necessary or appropriate for purposes of issuing this opinion, including the Registration Statement (including related annexes and exhibits, such as the Merger Agreement) and PSI's Restated Articles of Incorporation. I also relied upon certain representations, including representations set forth in a certificate of an officer of PSI regarding the assets, operations and activities of PSI in
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Public Storage, Inc.
701 Western Avenue
Glendale, California 91201
January 21, 1999
Page 2


the past and as to the contemplated assets, operations and activities of PSI in the future and in a certificate of an officer of Storage Trust regarding the assets, operations and activities of Storage Trust in the past and as to the contemplated assets, operations and activities of Storage Trust in the future.
I have also assumed that the Merger will be effective and will qualify as a statutory merger under applicable state law, and that since the date of its organization, Storage Trust has qualified, and through the effective time of the Merger, will continue to qualify, as a REIT under the Code.

          I have assumed that each representation and all other information that I reviewed is true and correct in all material respects and will remain true and correct, that representations or statements made to the knowledge of any person are correct without that or any similar qualification, that all obligations imposed by any documents on the parties have been or will be performed, and that the Registration Statement and the other information fairly describes the past and expected future actions of the parties as relevant to this opinion. I have not made an independent investigation of the accuracy or completeness of those matters. For example, I have not undertaken to review and determine whether each limited partnership or limited liability company in which PSI or Storage Trust owns an interest properly has been classified as a "partnership" for federal income tax purposes, but have relied upon representations as to the status of these entities for federal income tax purposes. If any one or more of these entities were to be classified as an association taxable as a corporation for federal income tax purposes, that might preclude PSI from qualifying as a REIT for federal income tax purposes and therefore could have a material adverse impact on this opinion.

          Based on the facts and representations and subject to the assumptions, qualifications and limitations referred to in this letter and in the Registration Statement, I am of the opinion that:

               (1) the discussion in the Registration Statement under the heading "Material Federal Income Tax Consequences," to the extent that it describes matters of federal income tax law, is correct in all material respects;

               (2) the Merger will constitute a "reorganization" under Code
     Section 368(a) and that each of Public Storage and Storage Trust will be a party to the reorganization within the meaning of Code Section 368(a); and

               (3) PSI is organized in conformity with the requirements for qualification as a REIT as defined in Sections 856 to 860 of the Internal Revenue Code and its proposed method of operation following the Merger will enable Public Storage to continue to meet the requirements for qualification as a REIT.


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Public Storage, Inc.
701 Western Avenue
Glendale, California 91201
January 21, 1999
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          PSI's qualification and taxation as a REIT depends upon both PSI's satisfaction in the past, and PSI's ability to meet on a continuing basis in the future, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the levels of distributions to shareholders, the diversity of its stock ownership, and the lack of C corporation earnings and profits. These matters also may be affected by the past history of Storage Trust and by future operations of the historical Storage Trust assets. I have relied upon representations with respect to these matters and will not review or audit PSI's (or Storage Trust's) compliance with these requirements and am not rendering an opinion on those underlying matters, including an opinion as to whether (1) Storage Trust has been or currently is taxable as a REIT, (2) PSI satisfied or continued to satisfy the stock ownership and gross income requirements applicable to REITs following the PSMI Merger, or
(3) whether PSI had current or accumulated earnings and profits following the PSMI Merger. (For a discussion of certain considerations related to the latter two issues, see the discussion in the Registration Statement under the caption "Federal Income Tax Considerations--Consequences of the PSMI Merger on PSI's Qualification as a REIT.") Accordingly, no assurance can be given that the actual results of PSI's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, the diversity of its share ownership, and the absence of any C corporation earnings and profits for any given taxable year have satisfied or will satisfy the requirements under the Code for qualification and taxation as a REIT.

          This opinion is based on my interpretation of the federal income tax laws of the United States of America as they exist on the date of this letter and does not cover any state, local or foreign tax issues. I express no opinion regarding any tax or other issues except as is specifically set forth above, and among other things, express no opinion regarding the tax consequences for Storage Trust shareholders who may be subject to special treatment under federal income tax laws (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, or individuals who received Storage Trust stock or the right to receive Storage Trust stock pursuant to stock options or in other compensatory transactions). The federal income tax laws, the regulations, and the judicial and administrative interpretation and application of those laws is subject to change at any time. Some issues under existing law that could significantly affect this opinion have not been authoritatively addressed by the IRS or the courts. Of course, any developments or changes in the law, including those reflected in future regulations, court decisions or administrative pronouncements, may affect the conclusions set forth in this letter, perhaps on a retroactive basis. This opinion is also expressly conditioned
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Public Storage, Inc.
701 Western Avenue
Glendale, California 91201
January 21, 1999
Page 4

upon the truth and accuracy of the representations, warranties, assumptions, and facts upon which I have relied in issuing this opinion.

          This opinion represents my legal judgment as to the matters set forth above. An opinion of counsel does not have any binding effect and is not a guarantee that the IRS will agree with the assumptions, analysis, or conclusions of counsel. Neither PSI nor Storage Trust has requested or will request any ruling from the IRS about any issues presented by the Merger. The IRS may assert contrary positions, and a court may sustain such a contrary position if asserted by the IRS.

          This opinion is rendered to you in connection with your participation in the Merger and is solely for your benefit in connection with that transaction. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without my prior written consent. Unless required by applicable law, this opinion may not be disclosed to or otherwise made available to any other person, firm, corporation or other entity for any purpose, without my prior written consent. I disclaim any obligation to advise you of any change of law that occurs, or any facts of which I become aware, after the date of this opinion.

          I consent to the reference to me under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion or a form of this opinion as an exhibit to the Registration Statement or amendments to the Registration Statement. In giving this consent, however, I do not admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.

                               Very truly yours,

                               /s/ A. Timothy Scott